The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated October 22, 2026

Pricing Supplement dated October , 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$● Autocallable Leveraged Barrier Notes due November 2, 2029 Linked to the Invesco KBW Bank ETF Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes will be automatically redeemed and investors will receive a return equal to the Redemption Premium if the Closing Value of the Underlier on the Observation Date is greater than or equal to the Initial Underlier Value. If not automatically redeemed, the Notes offer leveraged exposure to potential appreciation of the Underlier from the Initial Underlier Value to the Final Underlier Value. Investors should be willing to forgo dividend payments and, if the Notes are not automatically redeemed and the Final Underlier Value is less than the Barrier Value, be willing to lose a significant portion or all of their investment at maturity.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:†	October 30, 2026	Final Valuation Date:†	October 30, 2029
Issue Date:	November 4, 2026	Maturity Date:†	November 2, 2029
Reference Asset:	The Invesco KBW Bank ETF (Bloomberg ticker symbol “KBWB UQ<Equity>”) (the “Underlier”)
Automatic Redemption:

The Notes will not be automatically redeemable for approximately the first year after the Issue Date. If, on the Observation Date, the Closing Value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically redeemed and you will receive on the Redemption Settlement Date a cash payment per $1,000 principal amount Note that will provide a return equal to the Redemption Premium, calculated as follows:

$1,000 + ($1,000 × Redemption Premium)

No further amounts will be payable on the Notes after they have been automatically redeemed.

Redemption Premium:	At least 13.20%. The actual Redemption Premium will be determined on the Initial Valuation Date and will not be less than 13.20%. If the Notes are automatically redeemed, your return on the Notes will not exceed the Redemption Premium, and your return will not be based on the amount of any appreciation in the value of the Underlier, which may be significant.
Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪  If the Final Underlier Value is greater than the Initial Underlier Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return × Upside Leverage Factor)

▪  If the Final Underlier Value is less than or equal to the Initial Underlier Value but greater than or equal to the Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

▪  If the Final Underlier Value is less than the Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return)

If the Notes are not automatically redeemed and the Final Underlier Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Underlier from the Initial Underlier Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Upside Leverage Factor:	1.25. The Upside Leverage Factor applies only if the Notes are not automatically redeemed.
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Barrier Value:	$ , which is 75.00% of the Initial Underlier Value (rounded to two decimal places)
Initial Underlier Value:	$ , which is the Closing Value of the Underlier on the Initial Valuation Date

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.25%	97.75%
Total	$●	$●	$●	$●
(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $890.30 and $950.30 per $1,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Barclays Capital Inc. will receive commissions from the Issuer of up to $22.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Final Underlier Value:	The Closing Value of the Underlier on the Final Valuation Date
Observation Date:†	November 5, 2027
Redemption Settlement Date:†	November 10, 2027
Closing Value:	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749LM29 / US06749LM297

*	The Underlier and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underlier” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You understand and accept that, if the Notes are automatically redeemed, you will not participate in any appreciation of the Underlier, which may be significant, and that your potential return on the Notes is limited to the Redemption Premium.

•	You can tolerate a loss of a significant portion or all of your principal amount if the Notes are not automatically redeemed and the Final Underlier Value is less than the Barrier Value, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Underlier.

•	You anticipate that, if the Notes are not automatically redeemed, the Final Underlier Value will be greater than the Initial Underlier Value.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underlier.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underlier or the securities held by the Underlier, nor will you have any voting rights with respect to the Underlier or the securities held by the Underlier.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that, if the Notes are automatically redeemed, participates in the full appreciation of the Underlier rather than an investment with a return that is limited to the Redemption Premium.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Notes are not automatically redeemed and the Final Underlier Value falls below the Barrier Value.

•	You do not anticipate that, if the Notes are not automatically redeemed, the Final Underlier Value will be greater than the Initial Underlier Value.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underlier or the securities held by the Underlier.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underlier.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value: $100.00*

▪	Hypothetical Redemption Premium: 13.20% (the lowest Redemption Premium that may be set on the Initial Valuation Date)

*	The hypothetical Initial Underlier Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlier Value. The actual Initial Underlier Value will be equal to the Closing Value of the Underlier on the Initial Valuation Date.

For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the Observation Date.

Closing Value of the Underlier on the Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
$110.00	Yes	13.20%

Because the Closing Value of the Underlier on the Observation Date is greater than or equal to the Initial Underlier Value, the Notes are automatically redeemed on the Redemption Settlement Date. You will receive on the Redemption Settlement Date a cash payment of $1,132.00 per $1,000 principal amount Note, which is equal to your principal amount plus a return equal to the Redemption Premium. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are not automatically redeemed on the Observation Date.

Closing Value of the Underlier on the Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
$50.00	No	N/A

Because the Closing Value of the Underlier on the Observation Date is less than the Initial Underlier Value, the Notes are not automatically redeemed on the Redemption Settlement Date.

If the Closing Value of the Underlier is below the Initial Underlier Value on the Observation Date, the Notes will not be automatically redeemed and you may lose a significant portion or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value: $100.00*

▪	Hypothetical Barrier Value: $75.00 (75.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Barrier Value of $75.00 have been chosen for illustrative purposes only and may not represent a likely actual Initial Underlier Value or Barrier Value. The actual Initial Underlier Value will be equal to the Closing Value of the Underlier on the Initial Valuation Date, and the actual Barrier Value will be equal to 75.00% of the Initial Underlier Value.

For information regarding recent values of the Underlier, please see “Information Regarding the Underlier” in this pricing supplement.

Final Underlier Value	Underlier Return	Payment at Maturity per $1,000 Principal Amount Note
$200.00	100.00%	$2,250.00
$190.00	90.00%	$2,125.00
$180.00	80.00%	$2,000.00
$170.00	70.00%	$1,875.00
$160.00	60.00%	$1,750.00
$150.00	50.00%	$1,625.00
$140.00	40.00%	$1,500.00
$130.00	30.00%	$1,375.00
$120.00	20.00%	$1,250.00
$110.00	10.00%	$1,125.00
$105.00	5.00%	$1,062.50
$100.00	0.00%	$1,000.00
$95.00	-5.00%	$1,000.00
$90.00	-10.00%	$1,000.00
$80.00	-20.00%	$1,000.00
$75.00	-25.00%	$1,000.00
$74.99	-25.01%	$749.90
$70.00	-30.00%	$700.00
$60.00	-40.00%	$600.00
$50.00	-50.00%	$500.00
$40.00	-60.00%	$400.00
$30.00	-70.00%	$300.00
$20.00	-80.00%	$200.00
$10.00	-90.00%	$100.00
$0.00	-100.00%	$0.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Underlier increases from an Initial Underlier Value of $100.00 to a Final Underlier Value of $110.00.

Because the Final Underlier Value is greater than the Initial Underlier Value, you will receive a payment at maturity of $1,125.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return × Upside Leverage Factor)

$1,000 + ($1,000 × 10.00% × 1.25)

$1,000 + ($1,000 × 12.50%) = $1,125.00

Example 2: The value of the Underlier decreases from an Initial Underlier Value of $100.00 to a Final Underlier Value of $95.00.

Because the Final Underlier Value is less than or equal to the Initial Underlier Value but greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

Example 3: The value of the Underlier decreases from an Initial Underlier Value of $100.00 to a Final Underlier Value of $50.00.

Because the Final Underlier Value is less than the Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return)

$1,000 + ($1,000 × -50.00%) = $500.00

Example 3 demonstrates that, if the Notes are not automatically redeemed, and if the Final Underlier Value is less than the Barrier Value, your investment in the Notes will be fully exposed to the decline of the Underlier from the Initial Underlier Value.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier or its components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Underlier Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Underlier from the Initial Underlier Value. You may lose up to 100.00% of the principal amount of your Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	If the Notes Are Automatically Redeemed, Your Potential Return on the Notes Is Limited to the Redemption Premium—If the Notes are automatically redeemed, your return on the Notes will be limited to the Redemption Premium and will not be based on the amount of any appreciation in the value of the Underlier, which may be significant. In addition, if the Notes are automatically redeemed, you will not benefit from the Upside Leverage Factor, which only applies to the payment at maturity if the Final Underlier Value is greater than the Initial Underlier Value.

•	Automatic Redemption and Reinvestment Risk—While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be automatically redeemed prior to maturity for a term that could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Redemption Premium is determined based on a number of factors, including the expected volatility of the Underlier. The Redemption Premium is higher than it otherwise would have been had the expected volatility of the Underlier been lower. As volatility of the Underlier increases, there will typically be a greater likelihood that the Final Underlier Value will be less than the Barrier Value.

Accordingly, you should understand that a higher Redemption Premium reflects, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Redemption Premium been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Underlier or the Securities Held by the Underlier—The return on the Notes may not reflect the return you would realize if you actually owned the Underlier or the securities held by the Underlier. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlier or the securities held by the Underlier would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

•	The Equity Securities Held by the Underlier Are Concentrated in the Banking Industry—All or substantially all of the equity securities held by the Underlier are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. Banking companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates, fees and prices they can charge, the scope of their activities and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector. Changes in government regulation and oversight of financial institutions may have an adverse effect on the financial condition of a financial institution.

•	Certain Features of the Underlier Will Impact the Value of the Notes — The performance of the Underlier will not fully replicate the performance of the Underlying Index (as defined below), and the Underlier may hold securities or other assets not included in the Underlying Index. The value of the Underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the Underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlier’s investment adviser may have the right to use a portion of the Underlier’s assets to invest in securities that are not included in the Underlying Index. The Underlier is not actively managed, and the Underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The Underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlier’s losses may be greater than if the Underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Index, the Underlier will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Underlier may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlier and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlier and the liquidity of the Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlier. As a result, under these circumstances, the market value of the Underlier may vary substantially from the net asset value per share of the Underlier. Because the Notes are linked to the performance of the Underlier and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to the Underlier or the Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of the Underlier may add, delete or substitute the component securities held by the Underlier or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the Underlier are de-listed or if the Underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the Underlier or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Underlier Should Not Be Taken as Any Indication of the Future Performance of the Underlier Over the Term of the Notes—The value of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Underlier is not an indication of the future performance of the Underlier over the term of the Notes. Therefore, the performance of the Underlier over the term of the Notes may bear no relation or resemblance to the historical performance of the Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier or its components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlier” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underlier;

o	the time to maturity of the Notes;

o	dividend rates on the Underlier and the components of the Underlier;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIER

All information contained in this pricing supplement regarding the Underlier has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Invesco Exchange-Traded Fund Trust II and Invesco Capital Management LLC. The Underlier is an investment portfolio of Invesco Exchange-Traded Fund Trust II and is maintained and managed by Invesco Capital Management LLC, the investment adviser to the Underlier. The Underlier is an exchange-traded fund that trades on The Nasdaq Stock Market under the ticker symbol “KBWB.”

The Invesco KBW Bank ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of the KBW Nasdaq BankTM Index (the “Underlying Index”). The Underlying Index is a modified market capitalization-weighted index of companies primarily engaged in U.S. banking activities, as determined by the index provider.

The Underlier employs a “full replication” methodology in seeking to track the Underlying Index, meaning that it generally invests in all of the securities composing the Underlying Index in proportion to their weightings in the Underlying Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the Underlier may purchase a sample of securities in the Underlying Index. A “sampling” methodology means that Invesco Capital Management LLC uses quantitative analysis to select securities from the Underlying Index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the Underlying Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the Underlier on a number of factors, including asset size of the Underlier, and generally expects the Underlier to hold less than the total number of securities in the Underlying Index. However, Invesco Capital Management LLC reserves the right to invest the Underlier in as many securities as it believes necessary to achieve the Underlier’s investment objective. To the extent the Underlier uses a sampling methodology, it may have a larger tracking error than if it used a full replication methodology. There may also be instances in which Invesco Capital Management LLC may choose to overweight or underweight certain securities in the Underlying Index, purchase securities not in the Underlying Index which Invesco Capital Management believes are appropriate to substitute for certain securities in the Underlying Index, sell securities that are represented in the Underlying Index in anticipation of their removal from the Underlying Index or purchase securities not represented in the Underlying Index in anticipation of their addition to the Underlying Index.

The Underlier’s return may not match the return of the Underlying Index for a number of reasons. For example, the Underlier incurs operating expenses not applicable to the Underlying Index and incurs costs in buying and selling securities, especially when rebalancing the Underlier’s portfolio holdings to reflect changes in the composition of the Underlying Index. In addition, the performance of the Underlier and the Underlying Index may vary due to asset valuation differences and differences between the Underlier’s portfolio and the Underlying Index resulting from legal restrictions, costs or liquidity constraints.

The Invesco Exchange-Traded Fund Trust II is a registered investment company that consists of numerous separate investment portfolios, including the Underlier. Information provided to or filed with the SEC by Invesco Exchange-Traded Fund Trust II pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov.

Historical Performance of the Underlier

The graph below sets forth the historical performance of the Underlier based on the daily Closing Values from January 4, 2021 through October 20, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the Invesco KBW Bank ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlier. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Notes described above, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.